Exhibit 10.1

SECOND AMENDMENT TO CREDIT

AGREEMENT AND LIMITED WAIVER

This SECOND AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER (this “Second Amendment”) dated as of December 7, 2009 made by and among CYALUME TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), CYALUME TECHNOLOGIES HOLDINGS, INC., a Delaware corporation (the “Holding Company”) and TD BANK, N.A., as Administrative Agent and as the Lender (the “Agent”).

Background

The Borrower, the Holding Company and the Agent entered into a credit agreement dated as of December 19, 2008, which was amended by that certain First Amendment to Credit Agreement and Limited Waiver dated as of September 1, 2009 (collectively, the “Original Credit Agreement”).  The Borrower has requested a waiver of the Senior Leverage Ratio and the Total Debt Service Coverage Ratio each for the quarter ending September 30, 2009.  In addition, the Borrower has requested an amendment to the Senior Leverage Ratio, the Total Debt Service Ratio, the Fixed Charge Ratio and the Minimum EBITDA Covenant.

NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, the Borrower, the Holding Company and the Agent hereby agree as follows:

1.           Limited Waiver.  Subject to the terms and conditions herein contained and in reliance on the representations and warranties of the Borrower herein contained, effective upon the satisfaction of the conditions precedent set forth in section 3 below, the Agent hereby waives the requirements that the Borrower be in compliance with (i) the Total Debt Service Ratio contained in section 12.1(b) of the Original Credit Agreement for the quarter ending September 30, 2009, and (ii) the Senior Leverage Ratio contained in section 12.2 of the Original Credit Agreement for the quarter ending September 30, 2009.  The foregoing limited waivers are limited to the waivers of the specific Total Debt Service Ratio, and Senior Leverage Ratio for the specific time period referred to in this section 1 and is not a commitment or agreement to grant any waiver in the future.

2.           Amendment.  Subject to the terms and conditions herein contained and in reliance on the representations and warranties of the Borrower herein contained, effective upon satisfaction of the conditions precedent contained in section 3 below:

(a)           Section 1.1  “Definitions” of the Original Credit Agreement is hereby amended by deleting the text of the defined terms below and inserting the following in lieu thereof is hereby amended as follows:

(1)           Borrowing Base.  At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Agent pursuant to §10.4(h), as adjusted pursuant to the provisions below, which is equal to the sum of:  80% of Eligible Accounts Receivable plus the lesser of (i) $2,100,000 which amount will decrease in the amount of $100,000 on the last day of December 2009 (when the amount of this subsection (i) will be $2,000,000) or (ii) 50% of Eligible Raw Material  and Finished Goods Inventory.

The Required Lenders may, in their reasonable discretion, from time to time, in accordance with §2.7:  (x) reduce the lending formula with respect to any Eligible Accounts Receivable to the extent that the Required Lenders reasonably determine that:  (i) the dilution with respect of the Accounts Receivable for any period has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (ii) the general creditworthiness of account debtors or other obligors of the Borrower has declined materially or (y) reduce the lending formula with respect to any Eligible Raw Material and Finished Goods Inventory to the extent that the Required Lenders determine that:  (i) the number of days of the turnover of the inventory owned by Borrower for any period has changed in any material adverse respect, (ii) the liquidation value of any Eligible Raw Material and Finished Goods Inventory, or any category thereof, has materially decreased, or (iii) the nature and quality of the inventory has changed materially and adversely.  In determining whether to reduce the lending formula(s), the Required Lenders may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts Receivable and Eligible Raw Material and Finished Goods Inventory.

(2)           Revolving Credit Loan Commitment.  The Revolving Credit Lenders’ several commitments to make Revolving Credit Loans to the Borrower subject to the terms and conditions hereof, in the maximum outstanding principal amount of $3,300,000, subject to the limitations herein contained, as the same may be reduced from time to time, or if such commitment is terminated pursuant to the provisions hereof, zero.

(b)           Section 5.3(b) “Mandatory Prepayments” contained in the Original Credit Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

(b)           subject to Section 11.1, an amount equal to 100% of the proceeds received by the Guarantor or any of its Subsidiaries (i) from the incurrence of any Indebtedness for borrowed money other than borrowings hereunder and (ii) from the issuance of any Shares of the Guarantor or any of its Subsidiaries (referred to herein, collectively, as “New Equity”), in each case, excluding reasonable fees and expenses incurred by such Person relating to the incurrence of such Indebtedness or issuance of such Shares.

(c)           Section 12.1 “Coverage Ratios” contained in the Original Credit Agreement is deleted in its entirety and the following is hereby inserted in lieu thereof:

Section 12.1   Coverage Ratios.

(a)           Fixed Charge Ratio.  As of the last day of the fiscal quarter ending December 31, 2009, the Fixed Charge Coverage Ratio shall not be less than 0.80:1.00 and as of the last day of the fiscal quarter ending December 31, 2010, the Fixed Charge Coverage Ratio shall not be less than 1.00:1.00.

(b)           Total Debt Service Ratio.  As of the last day of any fiscal quarter below, the Total Debt Service Coverage Ratio shall not be less than (i) for the fiscal quarters ending December 31, 2009 and March 31, 2010: 1.00:1.00 and (ii) for the fiscal quarter ending June 30, 2010 and each fiscal quarter end thereafter:  1.20:1.00

(d)           Section 12.2 “Leverage Ratio” contained in the Original Credit Agreement is deleted in its entirety and the following is hereby inserted in lieu thereof:

Section 12.2   Leverage Ratio.  At any time during the periods set forth below, the Senior Leverage Ratio shall not be more than the ratio set forth below during such period:

Period	Ratio

December 31, 2009, through and including March 30, 2010	4.75:1.00

March 31, 2010, through and including June 29, 2010	4.00:1.00

June 30, 2010, through and including December 30, 2010	3.25:1.00

December 31, 2010 and thereafter	3.00:1.00

(e)           Section 12.3 “Capital Expenditures” contained in the Original Credit Agreement is deleted in its entirety and the following is hereby inserted in lieu thereof:

Section 12.3   Capital Expenditures.  The Borrower will not make, nor permit any Subsidiary to make any Capital Expenditures in any fiscal year that exceed $2,000,000 for any fiscal year.

(f)           Section 12.4 “Current Ratio” contained in the Original Credit Agreement is deleted in its entirety and the following is hereby inserted in lieu thereof:

Section 12.4   Current Ratio.  As of the last day of any fiscal quarter the Borrower and its Subsidiaries shall not permit the Current Ratio to be less than 1.00:1.00.

(g)           Section 12.5 “Minimum Quarterly EBITDA” contained in the Original Credit Agreement is delete in its entirety and  the following is hereby inserted in lieu thereof:

Section 12.5   Minimum Quarterly EBITDA.  At any time during the periods set forth below the minimum EBITDA of the Borrower and its subsidiaries for the fiscal quarter then ending shall not be less than the amount set forth below:

less than the amount set forth below:

Quarterly Date	Minimum EBITDA for Quarter

December 31, 2009	$1,400,000

March 31, 2010	$1,850,000

June 30, 2010	$1,850,000

September 30, 2010	$1,850,000

December 31, 2010 and each fiscal quarter thereafter	$1,500,000

(h)           The Original Credit Agreement is hereby amended by adding the following new Section 10.16 “Minimum Cash Balances”:

Section 10.16   Minimum Cash Balances.  The Borrower, Guarantor, and CTSA together will maintain at each month end on the consolidated balance sheet, unrestricted consolidated cash balances of not less than $1,000,000.

(i)           The Original Credit Agreement is hereby amended by adding the following new Section 10.17 “2009 Field Audit”:

Section 10.17   2009 Field Audit.  The Borrower shall cause to be delivered to the Agent a field audit at Borrower’s sole cost and expense, in form and substance satisfactory to the Agent, on or before December 31, 2009.

(j)           Section 15.1 “Events of Default” of the Original Credit Agreement is hereby amended (i) by adding in subsection (c) “10.16”, “10.17” after the reference to subsection 10.14 in such subsection, and (ii) by adding the following new subsections (s) and (t) and (iii) by deleting the word “or” at the end of subsection q:

(s)           on or before April 30, 2010, the Borrower has not received net cash proceeds of at least $3,000,000 from the issuance of subordinated Indebtedness, such Indebtedness to be on terms and conditions satisfactory to Agent and subordinated by a written subordinated agreement, to the Obligations, such subordination to be on terms and conditions satisfactory to the Agent, or by the issuance of New Equity in the Borrower or the Guarantor, to be on terms and conditions satisfactory to Agent, and the Term Loans have not been prepaid with at least $3,000,000 of such proceeds on or before April 30, 2010; or

(t)           credit insurance, in form and substance satisfactory to Agent, for each Account Receivable owed by an Account Debtor which is not organized under the laws of a State in the United States of America has not been assigned to Agent on or before December 31, 2009 or the Borrower has not repaid, on or before December 31, 2009, the Revolving Loan outstanding which were advanced because Accounts Receivable owed by an Account Debtor which is not organized under the laws of a State in the United States of America were included in the Borrowing Base.

3.           Conditions Precedent.  The provisions of this Second Amendment shall be effective as of the date on which all of the following conditions shall be satisfied:

(a)           the Borrower shall have delivered to the Agent a fully executed counterpart of this first amendment;

(b)           the Borrower shall have paid all fees, costs and expenses owing to the Agent and its counsel on or before the date hereof;

(c)           the Agent shall have indicated its consent and agreement by executing this Second Amendment;

(d)           the Borrower shall have delivered certified copies of the resolutions of its Board of Directors approving the execution of this Second Amendment and the actions contemplated herein, in form and substance satisfactory to the Agent; and

(e)           the Borrower shall have paid the Agent $75,000 for this Second Amendment.

4.           Miscellaneous.

(a)           Ratification.  The terms and provisions set forth in this Second Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original Credit Agreement and except as expressly modified and superseded by this Second Amendment, the terms and provisions of the Original Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower and the Agent agree that the Original Credit Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. For all matters arising prior to the effective date of this Second Amendment, the Original Credit Agreement (as unmodified by this Amendment) shall control.  The Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Agent under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

(b)           Representations and Warranties.  The Borrower hereby represents and warrants to the Agent that the representations and warranties set forth in the Loan Documents, after giving effect to the waiver contained in this Second Amendment, are true and correct in all material respects on and as of the date hereof, with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date.  The Borrower further represents and warrants to the Agent that the execution, delivery and performance by the Borrower of this consent letter (i) are within the Borrower’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of the Borrower’s certificate or articles of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Borrower other than in favor of Agent; (vii) do not require the consent or approval of any Governmental Authority.  All representations and warranties made in this Second Amendment shall survive the execution and delivery of this Second Amendment, and no investigation by the Agent shall affect the representations and warranties or the right of the Agent to rely upon them.

(c)           Release.  In addition, to induce the agent to agree to the terms of this first amendment, the borrower represents and warrants that as of the date of its execution of this first amendment there are no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the loan documents and in accordance therewith it:

(i)           Waives any and all such claims, offsets, rights of recoupment, defenses or counterclaims, arising prior to the date of its execution of this amendment and

(ii)           Releases and discharges the agent and its officers, directors, employees, agents and affiliates (collectively the "released parties") from any and all liabilities, claims, causes of action, in law or equity, which the borrower or any guarantor may have against any released party arising prior to the date hereof in connection with the loan documents or the transactions contemplated thereby.

(d)           Reference to Agreement.  Each of the Loan Documents, including the Original Credit Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Original Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Original Credit Agreement shall mean a reference to the Original Credit Agreement as amended hereby.

(e)           Expenses of the Agent.  As provided in the Credit Agreement, the Borrower agrees to pay all reasonable costs and expenses incurred by the Agent in connection with the preparation, negotiation, and execution of this Second Amendment, including without limitation, the reasonable costs and fees of the Agent’s legal counsel.

(f)           Severability.  Any provision of this Second Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Second Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

(g)           Applicable Law.  This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable laws of the United States of America.

(h)           Successors and Assigns.  This Second Amendment is binding upon and shall inure to the benefit of the Agent, the Holding Company and the Borrower, and their respective successors and assigns, except the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent.

(i)           Counterparts.  This Second Amendment may be executed in one or more counterparts and on facsimile counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

(j)           Effect of Waiver.  No consent or waiver, express or implied, by the Agent to or for any breach of or deviation from any covenant, condition or duty by the Borrower shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

(k)           Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

(l)           Entire Agreement.  This Second Amendment embodies the entire agreement among the parties hereto with respect to the subject matter thereof, and supersedes any and all prior representations and understandings, whether written or oral, relating to this Amendment.  There are no oral agreements among the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

BORROWER

CYALUME TECHNOLOGIES, INC.

By:	/s/ Michael Bielonko
Name: Michael Bielonko
Title Chief Financial Officer

HOLDING COMPANY

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Derek Dunaway
Name: Derek Dunaway
Title Chief Executive Officer

AGENT

TD BANK, N.A.

By:	/s/ Greg Spurr
Name: Gregory W. Spurr
Title Senior Vice President